Exhibit 99.1

C4 Therapeutics Strengthens Board of Directors with Owen Hughes Appointment
Owen Hughes, Accomplished Life Sciences Executive with Deep Experience Across Investing, Operations and Governance, Appointed as Independent Member of the Board of Directors
WATERTOWN, Mass., November 20, 2023 (GLOBE NEWSWIRE) – C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science to develop a new generation of small-molecule medicines and transform how disease is treated, today announced the appointment of Owen Hughes to its board of directors. Mr. Hughes is an accomplished life sciences executive with nearly three decades of experience in investing, operations and corporate governance.
“We are thrilled to welcome Owen to the board of directors and leverage his experience across capital markets and pivotal business development opportunities,” said Bruce Downey, chairman of the board of directors of C4 Therapeutics. “His knowledge will help C4 Therapeutics strategically advance our portfolio of novel degrader medicines that have the potential to transform how disease is treated.”
Mr. Hughes most recently served as co-founder and chief executive officer of Cullinan Oncology, where he led the development of the company’s portfolio of oncology assets through proof-of-concept. Under Mr. Hughes’s leadership, Cullinan raised over $400 million in capital through its initial public offering and advanced several assets into the clinic. Mr. Hughes also served as chief business officer of Intarcia Therapeutics, where he raised over $1.4 billion in capital and completed several portfolio deals totaling more than $1 billion.
Mr. Hughes started his career on Wall Street, initially in investment banking and equity research before transitioning to the buyside, where he managed public and private healthcare investments for Brookside Capital, a hedge fund under the Bain Capital umbrella, and Pyramis Advisors, a Fidelity Investments company.
Mr. Hughes currently serves as the executive chairman of Sail Bio and XOMA Corporation as well as the chairman of Ikena Oncology. He previously served on the boards of Radius Health (acquired by Gurnet Point Capital) and Translate Bio (acquired by Sanofi). Mr. Hughes earned a B.A. in history from Dartmouth College.
“It is a privilege to join C4T’s board and help advance targeted protein degradation in hopes it may offer patients and physicians a new therapeutic option,” said Mr. Hughes. “I look forward to working with the board of directors and management team to capitalize on the company’s scientific prowess to the benefit of patients and shareholders alike.”
About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines that harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. C4T is advancing multiple targeted oncology programs to the clinic and expanding its research platform to deliver the next wave of medicines for difficult-to-treat diseases. For more information, please visit www.c4therapeutics.com.
Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the potential timing, design and advancement of our preclinical studies and clinical trials, including the potential timing for and receipt of regulatory authorization related to clinical trials and other clinical development activities including clinical trial commencement; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that sufficient capital to fund our future operations will be available to us on acceptable terms or at the times required. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.

Contacts:
Investors:
Courtney Solberg
Senior Manager, Investor Relations
CSolberg@c4therapeutics.com
Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com